                           EXHIBIT 11
             STIFEL FINANCIAL CORP. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE
            (In Thousands, Except Per Share Amounts)
                           (UNAUDITED)
                                                     Three Months Ended
                                              March 31, 1995       March 25, 1994
                                                       Fully                Fully
                                             Primary  Diluted     Primary  Diluted
                                             -------  -------     -------  -------
Net (loss) income                            $(184)   $(184)      $ 179    $ 179
After-tax   interest   savings   assuming
  conversion of Senior Convertible  Notes(1)    - -      163         - -      175
                                              -----    -----       -----    -----
Net (loss) income adjusted for after-tax
  interest savings                            $(184)   $ (21)      $ 179    $ 354
                                              =====    =====       =====    =====
Average    number   of   common    shares
  outstanding during the period               4,179    4,179       4,198    4,198
Additional  shares assuming  exercise  of
  stock options (2)                              49       49         129      129
Additional Shares assuming conversion  of
  Senior Convertible Notes (3)                  - -    1,286         - -    1,286
                                              -----    -----       -----    -----
Average  number of common shares used  to
  calculate earnings per share                4,228    5,514       4,327    5,613
                                              =====    =====       =====    =====
Net (loss) earnings per share                 $(0.04)  $(0.04)(4)  $0.04    $0.04(4)
                                              ======   ======      =====    =====

(1)Represents the after-tax interest savings resulting from assumed conversion of $10,000,000 aggregate principal 11.25% Senior Convertible Notes.
(2)Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options and assumed purchases of stock from the Employee Stock Purchase Plan (ESPP). For primary earnings per share computations, these purchases were assumed to have been made at the average market price of the common stock during the period or that part of the period for which the option was outstanding or shares assumed purchased through the ESPP. For fully diluted earnings per share computations, these purchases were assumed to have been made at the greater of the market price of the common stock at the end of the period or average market price of the common stock during the period or that part of the period for which the option was outstanding or shares assumed purchased through the ESPP.
(3)Represents the number of shares of common stock issuable upon conversion of $10,000,000 aggregate principal 11.25% Senior Convertible Notes at a conversion price of $7.7757 per share.
(4)Net fully diluted (loss) earnings per share computes to $0.00 and $0.06 for three months ended March 31, 1995 and March 25, 1994, respectively. Since this is anti-dilutive, fully diluted earnings per share is equivalent to primary earnings per share.